EXHIBIT 11.1



                      HORIZON/CMS HEALTHCARE CORPORATION

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                                    YEAR ENDED MAY 31,
                                                         ----------------------------------------
                                                            1997            1996         1995
                                                         -------------   ------------   ---------
COMMON AND COMMON EQUIVALENTS:
 Earnings (loss) before extraordinary item   .........    $ (22,061)      $   8,674     $23,357
 Extraordinary item, net of tax  .....................      (13,858)        (31,328)      2,571
                                                          ---------       ---------     --------
 Net earnings (loss) .................................    $ (35,919)      $ (22,654)    $25,928
                                                          =========       =========     ========
Applicable common shares:
 Weighted average outstanding shares during the period       52,039          51,406      47,207
 Weighted average shares issuable upon exercise of
   common stock equivalents outstanding (principally
   stock options and warrants using the treasury stock
   method)  ..........................................          230             642         643
                                                          ---------       ---------     --------
    Total   ..........................................       52,269          52,048      47,850
                                                          =========       =========     ========
Earnings (loss) per share:
 Earnings (loss) before extraordinary item   .........    $   (0.42)      $    0.16     $  0.49
 Extraordinary item, net of tax  .....................        (0.27)          (0.60)       0.05
                                                          ---------       ---------     --------
 Net earnings (loss) .................................    $   (0.69)      $   (0.44)    $  0.54
                                                          =========       =========     ========
ASSUMING FULL DILUTION:
 Earnings (loss) before extraordinary item   .........    $ (22,061)      $   8,674     $23,357
 Extraordinary item, net of tax  .....................      (13,858)        (31,328)      2,571
                                                          ---------       ---------     --------
 Net earnings (loss) .................................    $ (35,919)      $ (22,654)    $25,928
                                                          =========       =========     ========
Applicable common shares:
 Weighted average outstanding shares during the period       52,039          51,406      47,207
 Weighted average shares issuable upon exercise of
   common stock equivalents outstanding (principally
   stock options and warrants using the treasury stock
   method and convertible debentures)  ...............          433             794         650
                                                          ---------       ---------     --------
    Total   ..........................................       52,472          52,200      47,857
                                                          =========       =========     ========
Earnings (loss) per share:
 Earnings (loss) before extraordinary item   .........    $   (0.42)      $    0.16     $  0.49
 Extraordinary item, net of tax  .....................        (0.27)          (0.60)       0.05
                                                          ---------       ---------     --------
 Net earnings (loss) .................................    $   (0.69)      $   (0.44)    $  0.54
                                                          =========       =========     ========